Exhibit 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES RECEIVES LAS CRUCES PROJECT WATER CONCESSION

Salt Lake City, Utah, June 21, 2004—MK Resources Company (formerly known as MK Gold Company) (OTCBB:MKAU) today announced that the Ministry of Environment for the central government of Spain, acting through the President of the Guadalquivir River Authority, has awarded MK Resources’ wholly-owned subsidiary, Cobre Las Cruces, S.A. (“CLC”), a Water Concession permit for the Las Cruces copper project. The Las Cruces project is located in the Iberian Pyrite Belt, approximately 20 kilometers northwest of Seville. A positive Declaration of Environmental Impact was issued for the Las Cruces project in 2002, and the Mining Concession for the Las Cruces project was issued in 2003.

The Water Concession is the last of four principal water permits required for the development of the Las Cruces project. The other three principal water permits were previously granted by the applicable governmental authorities. The Water Concession, which was granted for a period of 20 years, provides for the water consumption requirements of the project. The water to be used by the Las Cruces project will be treated water from the San Jeronimo sewage treatment plant, which serves the city of Seville. The granting of the Water Concession is subject to CLC meeting several requirements, including compliance with the technical and economic conditions of the mining concession and compliance with environmental and safety laws and regulations.

MK Resources is in the business of exploring for, acquiring, developing and mining mineral properties. MK Resources’ principal asset is the Las Cruces project, a high-grade copper deposit located in Spain that is currently undergoing the final stages of pre-production permitting, land acquisition, financing and initial project development. MK Resources is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.